Exhibit 10.8

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE CORE SCIENTIFIC, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO CORE SCIENTIFIC, INC. IF PUBLICLY DISCLOSED.

Execution Version

AMENDED AND RESTATED ELECTRIC SERVICE AGREEMENT

(Industrial South Premises)

This Amended and Restated Electric Service Agreement (“A&R Agreement”) is entered into as of October 11, 2018 by and between The Board of Water, Light and Sinking Fund Commissioners of the City of Dalton, Georgia d/b/a Dalton Utilities (“DU”) and American Property Acquisitions VI, LLC, a Georgia limited liability company (“Customer”). DU and Customer are sometimes referred to herein individually as a “Party” and jointly as the “Parties.”

RECITALS

WHEREAS, DU and an affiliate of Customer, have each executed a non-binding letter of intent dated August 1, 2018 (“LOI”) regarding DU’s provision of electric service to Customer and to one or more affiliates of Customer at premises located at 2205 Industrial South, Dalton, Georgia (“Industrial South Premises”) and Boring Drive, Dalton, Georgia (the “Boring Drive Property”);

WHEREAS, DU and Customer, have entered into that certain Electric Service Agreement (“Agreement”) dated as of August 17, 2018 to effectuate the LOI under which DU has a commitment to sell to Customer, and Customer has a commitment to purchase from DU, electricity for Customer’s needs at the Industrial South Premises on the terms and conditions set forth therein;

WHEREAS, an affiliate of Customer has received a letter from DU dated September 19, 2018 (the “Second Letter”) regarding DU’s provision of electric service to Customer at the Industrial South Premises, and to one or more affiliates of Customer at the Boring Drive Property in addition to the electric service contemplated by the LOI and the Agreement;

WHEREAS, DU and Customer intend to amend the Agreement to effectuate the LOI and the Second Letter, whereby DU will have a commitment to sell to Customer, and Customer will have a commitment to purchase from DU, electricity for Customer’s needs at the Industrial South Premises, including such needs in excess of the service contemplated by the LOI, up to the service contemplated by the Second Letter, on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the Parties agree to the following:

ARTICLE I

AMENDMENT AND RESTATEMENT OF THE AGREEMENT

1.1 Amendment and Restatement of the Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 3.2, the Agreement shall be amended and restated in its entirety as set forth herein.

1.2 Continuation of Effectiveness of the Agreement. In the event the conditions precedent set forth in Section 3.2 are not satisfied on or before October 15, 2018, this A&R Agreement shall be terminated and shall be of no further force or effect and the Agreement shall remain in full force and effect in accordance with its terms.

ARTICLE II

DEFINITIONS

The following terms shall have the meanings set forth below when used in this A&R Agreement:

“Industrial South Expansion” means DU electric transmission and distribution improvements that enable DU to provide electric service to the Industrial South Premises in excess of 20,000 KW of capacity and associated energy and up to 50,000 KW of capacity and associated energy.

“Contract Quantity” means (i) twenty thousand kilowatts (20,000 KW) of capacity and associated energy until the Expansion Delivery Commencement Date, and (ii) fifty thousand kilowatts (50,000 KW) of capacity and associated energy on and after the Expansion Delivery Commencement Date.

“Contract Term” shall have the meaning set forth in Section 3.1.

“Dalton Commission” means the City of Dalton, Georgia Board of Water, Light and Sinking Fund Commissioners.

“Delivery Commencement Date” means the date that DU commences electric service hereunder to Customer; provided that such date shall not be earlier than the later of (i) the satisfaction or waiver of the conditions precedent set forth in Section 3.2, and (ii) ten (10) business days from the day that Customer provides Performance Security to DU pursuant to Section 8.1.

“Delivery Point” means the point at which DU’s facilities terminate to provide electrical service to the primary “high” side of customer facilities as described in Section 4.3 of this A&R Agreement.

“Energy Rate” means the amount charged to Customer on a per kilowatt hour basis, for energy sold by DU hereunder, and determined in accordance with Section 5.3.

“Expansion Delivery Commencement Date” means the date that DU commences Expansion Electric Service to Customer hereunder, provided, that such date shall not be earlier than the later of (i) the satisfaction or waiver of the conditions precedent set forth in Section 3.3, and (ii) ten (10) business days from the day that Customer provides Performance Security for the Expansion Electric Service to DU pursuant to Section 8.2.

“Expansion Electric Service” means electric service provided by DU to Customer at the Industrial South Premises in excess of twenty thousand kilowatts (20,000 KW) of capacity and associated energy, up to fifty thousand kilowatts (50,000 KW) of capacity and associated energy.

“Boring Drive Agreement” means that certain Amended and Restated Electric Service Agreement dated as of October 11, 2018 by and between The Board of Water, Light and Sinking Fund Commissioners of the City of Dalton, Georgia d/b/a Dalton Utilities and American Property Acquisition VII, LLC, a Georgia limited liability company and an affiliate of Customer.

“Load Factor” means the number derived when metered kilowatt hour consumption during a month is divided by the product of the Monthly Maximum Demand and the number of hours in the month.

Example: Metered Consumption/ (Monthly Maximum Demand*Hours in Month)

“Monthly Base Meter Fee” means [***] dollars and [***] cents per month ($[***]/month).

“Monthly Maximum Demand” means for a given month, the highest average energy usage by Customer, measured in kilowatts, over any thirty-consecutive minute period during such month.

“Service Year” means the 365 or 366 day period commencing at the beginning of hour ending 01:00 on April 1 of a given year and ending at the end of hour ending 24:00 on March 31.; provided that the first Service Year shall commence on the Delivery Commencement Date and end March 31, 2020; and further provided that the last Service Year shall end on the effective date of termination in accordance with Article 6.

“Upgrade Commencement Date” shall have the meaning set forth in Section 4.2(d).

ARTICLE III

TERM AND CONDITIONS PRECEDENT

3.1 Contract Term. This A&R Agreement shall become effective upon satisfaction of the conditions precedent set forth in Section 3.2 and shall remain in full force and effect until terminated in accordance with Section 7.3 (“Contract Term”).

3.2 Conditions Precedent. Notwithstanding anything herein to the contrary, the effectiveness of this A&R Agreement is conditioned upon the satisfaction or waiver by the relevant Party as described below, of each of the following conditions precedent:

(a) DU Condition Precedent. DU shall have secured the Dalton Commission’s approval of this A&R Agreement. DU shall use commercially reasonable efforts to secure the Dalton Commission’s approval of this A&R Agreement and agrees to seek such approval within seven (7) days from the Parties’ execution of this A&R Agreement. DU shall be the only Party entitled to waive satisfaction of this condition precedent.

(b) Customer Condition Precedent. Customer shall have purchased the Industrial South Premises and secured all permits and usage rights needed for anticipated operations at the Industrial South Premises. Customer shall be the only Party entitled to waive satisfaction of this condition precedent.

(c) Efforts to Satisfy Conditions. Each Party shall take commercially reasonable actions to satisfy its respective conditions precedent, and shall notify the other Party, on a weekly basis, of the status of its actions to satisfy the condition precedent.

3.3 Conditions Precedent to Commencement of Expansion Electric Service. Notwithstanding anything herein to the contrary, the commencement of the Expansion Electric Service is conditioned upon satisfaction or waiver by the relevant party as described below, of each of the following conditions precedent:

(a) The conditions precedent set forth in Section 3.2 shall have been satisfied or waived.

(b) The DU Upgrades, as defined below, shall have been completed and shall be in service.

ARTICLE IV

SERVICE CHARACTERISTICS AND FACILITIES

4.1 Energy Delivery Characteristics. All energy delivered by DU hereunder shall be three-phase, 60 Hertz alternating current electricity, delivered 14.4KV single phase/25KV 3 phase, and delivered to Customer at the Delivery Point, on a firm non-interruptible basis.

4.2 DU Facilities.

(a) DU represents and warrants that on the date of this A&R Agreement, DU already has the necessary distribution facilities to serve Customer with twenty thousand kilowatts (20,000 KW) of capacity and associated energy at the Industrial South Premises. To the extent additional facilities are needed during the Contract Term on DU’s side of the Point of Delivery to serve Customer with up to twenty thousand kilowatts (20,000 KW) of capacity and associated energy, DU shall, at its sole cost and expense, construct, own, operate and maintain such facilities.

(b) DU shall construct, own and operate such facilities as are required to serve Customer at the Industrial South Premises and affiliates of Customer under the Boring Drive Agreement with more than fifty thousand kilowatts (50,000 KW) of capacity and associated energy and up to one hundred seventy thousand kilowatts (170,000 KW) of capacity and associated energy (“DU Upgrades”). Subject to the credit described in Section 4.2(e), below, Customer or affiliates of Customer shall pay to DU a part of the cost of the DU Upgrades equal to an amount that, together with the amount paid to DU pursuant to Section 4.2(b) of the Boring Drive Agreement, is equal to ($[***]) (“Upgrade Contribution”).

(c) DU shall use all commercially reasonable efforts to cause the DU Upgrades to be complete and in service not later than twelve (12) months after the Upgrade Commencement Date. In any event, DU shall complete the DU Upgrades, and the DU Upgrades shall be in service, not later than fourteen (14) months after the Upgrade Commencement Date. The preceding sentence is a material covenant to this Agreement and time is of the essence with respect to such covenant.

(d) Customer shall (i) advance [***] dollars ($[***]) of the Upgrade Contribution to DU not later than five (5) business days after the satisfaction or waiver of the conditions set forth in Section 3.2 (“Upgrade Commencement Date”), (ii) advance [***] dollars ($[***]) of the Upgrade Contribution to DU not later than thirty (30) days after the Upgrade Commencement Date, (iii) advance [***] dollars ($[***]) of the Upgrade Contribution to DU not later than sixty (60) days after the Upgrade Commencement Date, and (iv) advance [***] dollars ($[***]) of the Upgrade Contribution to DU not later than ninety (90) days after the Upgrade Commencement Date.

(e) DU shall apply credits to Customer’s bills for electric service hereunder in the aggregate amount of $[***] beginning on the date on which the total load of Customer hereunder, together with the load of affiliates of Customer under the Boring Drive Agreement, equals or exceeds one hundred thirty-five thousand kilowatts (135,000 kilowatts). provided, however, that if the total load of Customer and such affiliates of Customer would equal or exceed one hundred thirty-five thousand kilowatts (135,000 kilowatts), but for the inability of DU to provide such service, then the foregoing condition shall be deemed to have been satisfied on the date (“Deemed Satisfaction Date”) that such total load would have equaled or exceeded one hundred thirty-five thousand kilowatts (135,000 kilowatts) but for such inability of DU to provide such service, provided further, however, that such Deemed Satisfaction Date shall not be earlier than fifteen (15) months after the Upgrade Commencement Date, and DU shall apply such credits to Customer’s bills beginning on such Deemed Satisfaction Date.

4.3 Customer Facilities. Customer shall at Customer’s sole cost and expense, construct, own, operate and maintain all facilities that are required to receive electric service at the Industrial South Premises from DU, on Customer’s side of the Point of Delivery. Such customer-owned and maintained facilities may include on-site transformers and secondary electrical infrastructure from the customer-owned transformers to Customer’s internal switchgear. Customer shall meet with DU to discuss and agree upon the appropriate Customer facilities.

ARTICLE V

PURCHASE AND SALE OF ELECTRICITY

5.1 Electric Service.

(a) Subject to the terms and conditions of this A&R Agreement, commencing on the Delivery Commencement Date and continuing until the Expansion Delivery Commencement Date, DU shall sell and deliver, and Customer shall purchase and accept, at the Industrial South Premises on a firm non-interruptible basis, all electric energy required by Customer, up to fifty thousand kilowatts (50,000 KW) of capacity and energy when aggregated with the energy required by affiliates of Customer under the Boring Drive Agreement.

(b) Subject to the terms of this A&R Agreement, commencing on the Expansion Delivery Commencement Date and continuing for the remainder of the Contract Term, DU shall sell and deliver, and Customer shall purchase and accept, on a firm non-interruptible basis, all electric energy required by Customer at the Industrial South Premises, up to one hundred seventy thousand kilowatts (170,000 KW) of capacity and associated energy when aggregated with the energy required by affiliates of Customer under the Boring Drive Agreement.

(c) Deliveries of electric energy sold hereunder shall occur, and title and risk of loss shall pass from DU to Customer, at the Delivery Point.

5.2 Monthly Meter Fee. For each month during the Term after the Delivery Commencement Date, Customer shall pay DU the Monthly Base Meter Fee for each revenue meter at the Boring Drive Property that is used to measure DU’s deliveries to Customer hereunder.

5.3 Energy Rates. Subject to Section 5.5 and Section 5.6, DU shall charge Customer, and Customer shall pay DU, the Energy Rate for each kilowatt hour of electric energy delivered to the Delivery Point at the Industrial South Premises.

The Energy Rate shall be $0.0364 until the later of (i) the Industrial South Expansion is complete and in service, or (ii) the Boring Drive Expansion, as defined in the Boring Drive Agreement, is complete and in service, but in no event earlier than August 1, 2019 (the “First Date”). After the First Date and until December 31, 2020, the Energy Rate shall be $0.0385.

DU shall be entitled to change the Energy Rate after December 31, 2020, but in no event shall DU change the Energy Rate more than once with respect to each Service Year nor shall the Energy Rate exceed $0.042 on or prior to December 31, 2021.

At all times during the Contract Term, (i) DU shall use all commercially reasonable efforts to maintain the lowest possible rates to Customer, and (ii) the Energy Rate shall not be unjust, unreasonable or unfairly discriminatory. DU shall notify Customer of any increase in the Energy Rate for the upcoming Service Year on or before October 1 of the then current Service Year (i.e., prior to the commencement of the upcoming Service Year).

5.4 Other Charges. Except as expressly set forth herein, DU shall not charge, and Customer shall have no obligation to pay DU, any other fees or charges for electric service from DU hereunder, including but not limited to demand-based charges.

5.5 Minimum Demand. Customer shall maintain an average Monthly Maximum Demand after the Delivery Commencement Date and prior to the Expansion Delivery Commencement Date which, together with the Monthly Maximum Demand of affiliates of Customer under the Boring Drive Agreement, is not less than thirty-six thousand kilowatts (36,000 KW). Customer shall maintain an average Monthly Maximum Demand after the Expansion Delivery Commencement Date which, together with the Monthly Maximum Demand of affiliates of Customer under the Boring Drive Agreement, is not less than one hundred thirty-five thousand kilowatts (135,000 KW). If Customer fails to maintain a Monthly Maximum Demand which, together with the Monthly Maximum Demand of affiliates of Customer under the Boring Drive Agreement, is not less than thirty-six thousand kilowatts (36,000 KW) in any 3 consecutive months during any rolling 12-month period after the Delivery Commencement Date and prior to the Expansion Delivery Commencement Date, and which is not less than one hundred thirty-five thousand kilowatts (135,000 KW) in any 3 consecutive months during any rolling 12-month period after the Expansion Delivery Commencement Date (prorated in each case for 3 consecutive month periods that include the Expansion Delivery Commencement Date), DU has the authority to, and MAY at its own discretion, adjust Customer’s electric billing rate to DU’s then current lowest cost demand based electric rate for a period. If, during any 3-month period after such adjustment, Customer maintains the required Monthly Maximum Demand, DU will return Customer’s electric billing to the then current Energy Rate as defined in Section 5.3 of this A&R Agreement. The aggregate minimum demand requirement of thirty-six thousand kilowatts (36,000 KW) outlined in this Section 5.5 shall not be effective until one hundred and twenty (120) days after the Delivery Commencement Date. The aggregate minimum demand requirement of one hundred thirty-five thousand kilowatts (135,000 KW) outlined in this Section 5.5 shall not be effective until one hundred and twenty (120) days after the Expansion Delivery Commencement Date.

5.6 Minimum Load Factor. Customer shall maintain a Load Factor of 85% averaged over any consecutive 3-month period. This average calculation shall be accomplished by calculating Load Factor (LF) for each month and dividing by three (3).

Example: (LFl+LF2+LF3)/3

For the purposes of this Section 5.6 only, the Monthly Maximum Demand used in a Load Factor calculation shall be sixteen thousand kilowatts (16,000 KW) for periods prior to the Expansion Delivery Commencement Date and shall be forty-five thousand kilowatts (45,000 KW) for periods after the Expansion Delivery Commencement Date, (prorated in each case for periods that include the Expansion Delivery Commencement Date).

Additionally, for purposes of this Section 5.6 only, when calculating Load Factor, the Hours in the Month determination shall exclude all hours during the month when:

Customer is experiencing a planned outage that has been coordinated at least 24 hours in advance between DU and

Customer; and DU is completely or partially unable to provide Customer with electric service.

If Customer fails to maintain an average Load Factor of 85% for each rolling 3-month period, DU has the authority to, and MAY at its own discretion, adjust Customer’s electric billing rate to DU’s then current lowest cost demand based electric rate. If, during any 3-month period after such adjustment, Customer maintains a Load Factor of 85%, DU will return Customer electric billing to the then current Energy Rate as defined in Section 5.3 of this A&R Agreement. The Minimum Load Factor requirement outlined in this Section 5.6 shall not be effective until one hundred and twenty (120) days after the Delivery Commencement Date and shall be suspended during the one hundred and twenty (120) day period after the Expansion Delivery Commencement Date.

ARTICLE VI

INVOICING AND PAYMENT

6.1 Invoicing and Payment. Invoicing and Payment will be in accordance with DU’s practices for commercial and industrial customers. Traditionally, DU invoices in cycles of 25-32 calendar days and payment is due on the 15th day after the billing date. Each invoice shall provide Customer records of metered data, including kilowatt hours delivered to the Delivery Point, so that Customer can verify the calculation of the charges contained therein.

6.2 Taxes. As between the Parties, DU shall be responsible for all taxes on or with respect to energy delivered hereunder arising prior to the Point of Delivery. Customer shall be responsible for all taxes on or with respect to energy delivered hereunder at and from the Point of Delivery (other than franchise or income taxes which are related to the sale of energy hereunder by DU). Each Party shall use commercially reasonable efforts to mitigate and minimize the costs to the other Party of taxes. Notwithstanding the foregoing, Customer shall be responsible for any and all sales, use and similar taxes imposed by the State of Georgia with respect to its purchase of energy.

6.3 Audit Rights. DU shall, throughout the Contract Term and for twenty-four (24) months following the Contract Term, maintain detailed books and records associated with DU’s service to Customer hereunder, including copies of meter readings and invoices. Customer may, from time to time, and upon reasonable notice to DU, obtain copies of such books and records. This paragraph shall in no way require DU to disclose to Customer, or any other party, information regarding DU’s cost of electrical generation, electric transmission service or any other form or portion of its cost to serve Customer.

ARTICLE VII

TERMINATION

7.1 Termination for Failure to Satisfy DU Condition Precedent. If DU fails to secure the condition precedent set forth in Section 3.2(a) within seven (7) days of the Parties’ execution of this A&R Agreement, either Party may terminate this A&R Agreement without further liability to the other Party.

7.2 Termination for Failure to Satisfy Customer Condition Precedent. If Customer fails to secure the condition precedent set forth in Section 3.2(b) within one hundred and eighty (180) days of the Parties’ execution of this A&R Agreement, either Party may terminate this A&R Agreement without further liability to the other Party.

7.3 Declaration of Intent to Terminate and Effectiveness of Termination.

Customer may terminate this A&R Agreement at any time for its convenience by providing sixty (60) days written notice to DU. Such notice shall set forth the effective date of termination of service. If Customer terminates this A&R Agreement pursuant to this Section 7.3, its sole liability to DU shall be for electric service provided to Customer on or before the effective date of termination. For clarification, (i) Customer shall pay DU’s invoices for electric service on or before the effective date of termination, even if such invoices are issued by DU after the effective date of termination; (ii) such invoices shall be determined in accordance with Article 4 hereof; and (iii) upon payment of such invoices, Customer shall have no further liability to DU.

ARTICLE VIII

SECURITY

8.1 Performance Security. Within thirty (30) days after the date all the conditions precedent set forth in Section 3.2 have been satisfied or waived, Customer shall deliver to DU the Performance Security to secure Customer’s performance of its obligation to pay DU for electric service hereunder.

The Performance Security shall be, at Customer’s option, either (i) an irrevocable standby letter of credit from a financial institution reasonably acceptable to DU in the amount of [***] dollars ($[***]) or (ii) [***] dollars ($[***]) in cash, which DU shall deposit in an interest bearing escrow account at its financial institution, Branch Banking and Trust (BB&T).

8.2 Performance Security for Expansion Electric Service. Within thirty (30) days after the date all the conditions precedent set forth in Section 3.3 have been satisfied or waived, Customer shall deliver to DU the Expansion Service Performance Security in addition to Performance Security provided in Section 8.1 above to secure Customer’s performance of its obligation to pay DU for electric service hereunder.

The Expansion Performance Security shall be, at Customer’s option, either an irrevocable standby letter of credit from a financial institution reasonably acceptable to DU, or cash, in the amount of [***] dollars ($[***]), which DU shall deposit in an interest bearing escrow account at its financial institution, Branch Banking and Trust (BB&T).

8.3 If Customer timely pays undisputed amounts due to DU hereunder for twenty-one (21) consecutive months after the Expansion Delivery Commencement Date, DU shall promptly return to Customer all Customer-provided Performance Security, and Customer shall no longer have any obligation to provide security or other credit support to DU under this A&R Agreement.

ARTICLE IX

MISCELLANEOUS

9.1 Entire Agreement; Integration. This A&R Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes the LOI and all prior agreements relating to the subject matter hereof, which are of no further force or effect. The headings used herein are for convenience and reference purposes only. This A&R Agreement shall be considered for all purposes as prepared through the joint efforts of the Parties and shall not be construed against one Party or the other as a result of the preparation, substitution, submission or other event of negotiation, drafting or execution hereof.

9.2 Amendments. This A&R Agreement may only be amended, modified or supplemented by an instrument in writing executed by duly authorized representatives of DU and Customer.

9.3 Governing Law. This A&R Agreement and the rights and duties of the Parties hereunder shall be governed by and construed, enforced and performed in accordance with the laws of the State of Georgia, without regard to principles of conflicts of law, and the parties agree that any dispute arising under this A&R Agreement shall be heard by the Superior Court of Whitfield County, Georgia. and the parties hereby stipulate to the jurisdiction and venue to said court and waive any and all defenses to the jurisdiction and venue of said court.

9.4 Counterparts. This A&R Agreement may be executed in one or more counterparts. all of which taken together shall constitute one and the same instrument and each of which shall be deemed an original.

IN WITNESS WHEREOF. the Parties have caused this A&R Agreement to be duly executed as of the date first above written.

Board of Water, Light and Sinking Fund Commissioners of the City of Dalton, Georgia d/b/a Dalton Utilities		CUSTOMER American Property Acquisitions VI, LLC

By:	/s/ Tom Bundros	By: American Property Acquisition, LLC,
Name:	Tom Bundros	its sole member and manager
Title:	CEO
		By:	/s/ JG Cleveland
		Name:	JG Cleveland
		Title:	C.P.O.